Exhibit 99.1

CONTACT:

American Community Newspapers	or	Brainerd Communicators
Dan Wilson		Corey Kinger (Investors)
dwilson@acnpapers.com		kinger@braincomm.com
972.628.4082		212.986.6667
Joe LoBello (Media)
lobello@braincomm.com
212.986.6667

AMERICAN COMMUNITY NEWSPAPERS INC. REPORTS 2007

FOURTH QUARTER AND YEAR EARNINGS RESULTS

DALLAS, TX – March 11, 2008 – American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today reported financial results for the fourth quarter and year ended December 30, 2007. Comparisons are made on a pro forma basis to the 2006 fourth quarter and full year results as ACN (formerly Courtside Acquisition Corp.) had no prior year reported operating results due to its acquisition of an operating company on July 2, 2007.

2007 Fourth Quarter Pro Forma Performance:

•

Total revenue was $17.6 million, down 4.5% from pro forma total revenue of $18.5 million in the prior year quarter. The decline was primarily due to the soft advertising environment, specifically at ACN’s Minneapolis-St. Paul cluster. Excluding the Minneapolis-St. Paul cluster, total revenue was up 0.8%. In addition, ACN faced difficult year-over-year comparisons. In the fourth quarter of 2006, ACN delivered organic revenue growth of 6.4% in its then owned publications, while the newspaper industry experienced a revenue decline of 2.2%, according to the Newspaper Association of America during this same period.

•	Advertising revenue decreased 6.4% to $16.2 million from the fourth quarter of 2006.
•

Pro forma adjusted EBITDA was $3.7 million, up 0.6% from the prior year quarter and up 7.4% to the prior year quarter when adjusted for the corporate expense increase due to public company costs incurred in the 2007 fourth quarter. Excluding the Minneapolis-St. Paul cluster, pro forma adjusted EBITDA was up 27.7%.

•

Newspaper cash flow, which is defined as pro forma adjusted EBITDA prior to corporate expenses, was $4.3 million, up 5.7% year-over-year. Excluding the Minneapolis-St. Paul cluster, newspaper cash flow was up 33.2%.

•	Net loss was $2.9 million, or $0.20 per diluted share, compared to a net loss of $0.23 per diluted share in the prior year quarter on a pro forma basis.
•

Internet advertising revenues increased 58.4% year-over-year in the 2007 fourth quarter and represented 3.0% of total revenue in the fourth quarter of 2007. ACN newspaper Web sites generated 4.8 million page views and had 1.2 million unique users during the month of December 2007.

•

ACN’s 100 print products had a total circulation of 1.4 million in the 2007 fourth quarter. ACN has a free, controlled-distribution model for most of its print products, with circulation accounting for only 4.1% of total Company revenues in the period.

“2007 was an eventful year for ACN as we became a public company, successfully executed on our Columbus acquisition and delivered financial results that place us among the leading performers in our industry,” said Gene Carr, Chairman and Chief Executive Officer of ACN. “Our performance was highlighted by growth at three of our four clusters, with Minneapolis-St. Paul being impacted by weakness in housing related advertising, primarily in the second half of the year. Excluding Minneapolis-St Paul, revenue for the quarter and full year was up slightly, while we delivered strong double digit increases in Newspaper Cash Flow and EBITDA in both reporting periods in our other three clusters. This improvement was driven by our ability to successfully capitalize on our Columbus acquisition and our continuing focus on cost controls.”

Mr. Carr concluded, “While we continue to execute on our revenue initiatives we are facing increasing headwinds from the challenging macro-economic environment and difficult performance comparisons in the first quarter of 2008, as we delivered total revenue growth of 4.6% and advertising revenue growth of 5.0% in the first quarter of 2007 in our then owned publications. The overall advertising landscape across our markets has become increasingly challenging as advertising budgets tighten. However, we believe we are maintaining our overall advertising share and ACN’s community newspapers remain the medium of choice both for local readers and advertisers, giving us the confidence that we have the platform and brands in place for long-term growth. We remain focused on managing expenses and continue to explore opportunities to strengthen our existing clusters and enter new markets that meet our growth characteristics.”

Twelve Months Ended December 30, 2007 (Pro Forma):

•

Total revenue was $74.3 million, down 3.2% from total revenue of $76.8 million in the prior year period. Excluding the Minneapolis-St. Paul cluster, total revenue was up 0.2%. In the full year 2006, ACN delivered organic revenue growth of 7.4% in its then owned publications, while the newspaper industry experienced a revenue decline of 0.3% according to the Newspaper Association of America during this same period.

•	Advertising revenue decreased 3.5% to $68.5 million from 2006.
•

Pro forma adjusted EBITDA was $16.9 million, down $10,000 or roughly flat with the prior year, and pro forma adjusted EBITDA margin increased from 22.1% to 22.8% in this period. Excluding the Minneapolis-St. Paul cluster, pro forma adjusted EBITDA was up 24.7% in 2007.

•

Newspaper cash flow, which is defined as pro forma adjusted EBITDA prior to corporate expenses, was $18.8 million, up 2.2% year-over-year, and newspaper cash margin increased from 24.0% to 25.4% in this period. Excluding the Minneapolis-St. Paul cluster, newspaper cash flow was up 25.4%.

•	Net loss was $10.2 million, or $0.69 per diluted share, compared to a net loss of $10.9 million or $0.75 per diluted share in 2006.

Conference Call & Webcast

ACN will host a conference call at 4:30 p.m. ET today to discuss 2007 fourth quarter and full year financial results. Investors can access the conference call via a live webcast on the company’s website, www.acnpapers.com, or by dialing 866-507-1212 (U.S.) or 416-695-9761 (International) and referencing American Community Newspapers.

A webcast replay will be archived on the company’s Web site. Additionally, a replay of the call will be available by dialing 800-408-3053 (U.S) or 416-695-5800 (International), pass code 3253968, through March 18, 2007.

About American Community Newspapers Inc.

ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN’s goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 5.1 million and 1.3 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,”

“believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, “ “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Pro Forma

We have presented our operating results on a pro forma basis for the three months ended December 30, 2007 and December 31, 2006 and the twelve months ended December 30, 2007 and December 31, 2006. This pro forma presentation for the three and twelve months ended December 30, 2007 and December 31, 2006 assumes that the July 2, 2007 acquisition of our operating business and related financings occurred at the beginning of the pro forma period. This pro forma presentation is not necessarily indicative of what our operating results would have actually been had the acquisition and related financings occurred at the beginning of the pro forma period. This pro forma presentation is required for comparison purposes as the Company had no operations in the corresponding three and twelve month periods ended December 31, 2006.

Non-GAAP Financial Measures

This press release includes the following financial information defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and Newspaper Cash Flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with generally accepted accounting principles. ACN believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the ability of ACN to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. ACN’s pro forma adjusted EBITDA was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for discontinued operations, acquisitions and certain one-time non-recurring items, non-cash items and exclusions. ACN’s Newspaper Cash Flow was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for corporate expenses, discontinued

operations, acquisitions and certain one-time non-recurring items, non-cash items and exclusions. See the following “Reconciliation of net income (loss) to pro forma adjusted EBITDA” and “Reconciliation of net income (loss) to Newspaper Cash Flow” tables for further information regarding these non-GAAP financial measures.

AMERICAN COMMUNITY NEWSPAPERS INC.

Unaudited Consolidated Statements of Operations

($000s, except per share data)

	Three Months Ended		Year Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Revenues:
Advertising	$16,178	$—	$33,338	$—
Circulation	728	—	1,408	—
Commercial printing and other	727	—	1,423	—
Total revenues	17,633	—	36,169	—
Operating costs and expenses:
Operating costs	7,892	—	15,972	—
Selling, general and administrative	6,129	300	12,597	563
Depreciation and amortization	3,183	—	6,384	—
	17,204	300	34,953	563
Operating income (loss)	429	(300)	1,216	(563)
Interest expense	(3,649)	—	(7,325)	—
Interest income	—	532	1,211	1,997
(Loss) income from operations before income	(3,220)	232	(4,898)	1,434
Income tax benefit (expense)	448	(85)	310	(388)
Net (loss) income	$(2,772)	$147	$(4,588)	$1,046
(Loss) earnings per share:
Basic and diluted:	$(0.19)	$0.01	$(0.29)	$0.06
Weighted average shares outstanding	14,623,445	16,800,000	15,702,778	16,800,000

AMERICAN COMMUNITY NEWSPAPERS INC.

Unaudited Consolidated Statements of Operations (Pro Forma)

($000s, except per share data)

	Three Months Ended		Year Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Revenues:
Advertising	$16,178	$17,284	$68,489	$71,007
Circulation	728	575	3,106	2,950
Commercial printing and other	727	608	2,708	2,800
Total revenues	17,633	18,467	74,303	76,757
Operating costs and expenses:
Operating costs	7,892	8,534	33,037	34,851
Selling, general and administrative	6,129	6,739	25,244	26,303
Depreciation and amortization	3,258	3,208	13,068	12,831
	17,279	18,481	71,349	73,985
Operating income (loss)	354	(14)	2,954	2,772
Interest expense	(3,400)	(3,529)	(13,649)	(14,307)
Loss from operations before income taxes	(3,046)	(3,543)	(10,695)	(11,535)
Income tax benefit	155	180	544	587
Net loss	$(2,891)	$(3,363)	$(10,151)	$(10,948)
Loss per share:
Basic and diluted:	$(0.20)	$(0.23)	$(0.69)	$(0.75)
Weighted average shares outstanding	14,623,445	14,623,445	14,623,445	14,623,445

American Community Newspapers Inc.

Unaudited Consolidated Balance Sheets

($000s)

	December 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,521	$1,193
Cash equivalents held in Trust Fund	—	77,036
Accounts receivable, net of allowance for doubtful accounts of $88 at December 30, 2007	7,010	—
Inventories	619	—
Other current assets	754	125
Total current assets	9,904	78,354
Property, plant, and equipment, net of accumulated depreciation of $897 at December 30, 2007	9,324	—
Goodwill	90,110	—
Intangible assets, net of accumulated amortization of $5,487 at December 30, 2007	105,111	—
Other assets	100	—
Total assets	$214,549	$78,354
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,401	$278
Accrued expenses	2,232	—
Accrued interest	2,018	—
Deferred revenue	1,314	—
Current portion of long-term liabilities	2,100	—
Taxes payable	—	249
Deferred dividends	—	654
Total current liabilities	9,065	1,181
Long-term liabilities:
Long-term debt	137,866	—
Deferred income taxes	1,862	—
Redeemable preferred stock, $.0001 par value, Authorized 1,000,000 shares; 42,193 issued and outstanding shares at December 30, 2007	4,557	—
Total liabilities	153,350	1,181
Common Stock, subject to conversion 2,758,620 shares at conversion value	—	14,745
Stockholders’ equity
Common stock, $.0001 par value, Authorized 50,000,000 shares Issued and outstanding 14,623,445 and 16,800,000 shares, respectively	1	2
Additional paid-in capital	64,329	60,969
Retained (deficit) earnings	(3,131)	1,457
Total stockholders’ equity	61,199	62,428
Total liabilities and stockholders’ equity	$214,549	$78,354

Reconciliation of Net Income (Loss) to Pro Forma Adjusted EBITDA

($000s)

	Three Months Ended		Year Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net Income (loss)	$(2,772)	$147	$(4,588)	$1,046
Income tax (benefit) expense	(448)	85	(310)	388
Non-cash stock based compensation expense	101	—	249	—
Interest income	—	532	(1,211)	(1,997)
Interest expense	3,649	—	7,325	—
Depreciation and amortization	3,183	—	6,384	—
Other non-recurring items	—	(764)	259	563
Adjustments for acquisitions	—	3,690	8,830	16,948
Pro Forma Adjusted EBITDA	$3,713	$3,690	$16,938	$16,948

Reconciliation of Net Income (Loss) to Newspaper Cash Flow

($000s)

	Three Months Ended		Year Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
Net Income (loss)	$(2,772)	$147	$(4,588)	$1,046
Income tax (benefit) expense	(448)	85	(310)	388
Non-cash stock based compensation expense	101	—	249	—
Interest income	—	532	(1,211)	(1,997)
Interest expense	3,649	—	7,325	—
Depreciation and amortization	3,183	—	6,384	—
Other non-recurring items	—	(764)	259	563
Corporate expense	570	361	1,902	1,482
Adjustments for acquisitions	—	3,690	8,831	16,948
Newspaper Cash Flow	$4,283	$4,051	$18,841	$18,430

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